Exhibit 99.1

Lexington Realty Trust TRADED: NYSE: LXP One Penn Plaza, Suite 4015 New York NY 10119-4015

Contact:
Investor or Media Inquiries, T. Wilson Eglin, CEO
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE
January 20, 2010

LEXINGTON REALTY TRUST ANNOUNCES OFFERING OF
$100.0 MILLION OF CONVERTIBLE GUARANTEED NOTES

New York, NY – January 20, 2010 – Lexington Realty Trust (“Lexington”) (NYSE: LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, announced it has commenced a private offering, subject to market conditions, of $100.0 million aggregate principal amount of Convertible Guaranteed Notes due January 15, 2030, plus up to an additional $15.0 million aggregate principal amount of Notes that may be issued within 30 days of the initial issuance of the Notes solely to cover over allotments, if any.

The Notes will be unsecured obligations of Lexington and will be fully and unconditionally guaranteed by certain of its subsidiaries.  The Notes will not be subordinated to any other unsecured obligations of Lexington and will rank pari passu with Lexington’s 5.45% Exchangeable Guaranteed Notes due 2027.

The Notes will be convertible by the holders upon the occurrence of certain events into cash, common shares of Lexington or a combination of cash and common shares of Lexington, at Lexington’s option.  The interest rate, conversion rate and other terms of the Notes will be determined by negotiations between Lexington and the initial purchasers of the Notes.

Lexington expects to use the net proceeds from the sale of the Notes to repay certain secured and unsecured indebtedness and for general corporate and/or working capital purposes.

The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes, the common shares of Lexington issuable upon conversion of the notes, if any, and the guaranties have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.

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